UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

PLANAR SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 22, 2015

Dear Fellow Shareholder:

We are writing you about the Planar Special Shareholders Meeting, which is scheduled for Thursday, November 12th. We are requesting your proxy voting support to approve the proposed acquisition of Planar Systems, Inc. by Leyard American Corporation by way of a Merger.

Under the proposed terms, Planar shareholders will receive $6.58 per share in cash promptly after the Merger. This payment represents a substantial premium of approximately 42% to the $4.65 per share closing price of Planar Systems Common Stock on the NASDAQ Global Market on August 12th, the last trading day prior to the public announcement of the proposed Merger.

Your Board of Directors, after giving careful and extensive consideration to this matter, unanimously adopted and approved the Merger.

Your Board further recommends that shareholders vote “FOR” the proposed Merger.

Please Take Action to Vote Your Shares Today.

If you hold your shares at a bank or brokerage firm, you have the option to vote either via telephone or internet, by following the separately enclosed instructions, or by signing, dating and returning the enclosed proxy voting instruction form in the envelope provided.

We wish to emphasize that your vote is extremely important, regardless of the number of shares you own.

Thank you for giving this important matter your immediate attention.

Sincerely,

Gerald K. Perkel	J. Michael Gullard
President and Chief Executive Officer	Chairman of the Board

If you have any questions about voting your shares, you may also contact

The Proxy Advisory Group, LLC, which is assisting your Company in this matter,

by calling toll-free to 888-557-7699 or 888-55-PROXY.